Exhibit 4.2

Consent of the Independent Registered Public Accounting Firm

The Board of Directors of The Jean Coutu Group (PJC) Inc.

We consent to the use in this registration statement on Form F-8 of our report dated April 26, 2017 related to the consolidated financial statements as at and for the 52 weeks and 53 weeks ended March 4, 2017 and February 27, 2016, respectively of The Jean Coutu Group (PJC) Inc., appearing in the Information Circular, which is contained in this Registration Statement, and to the reference to us under the heading “Auditor” and “Interest of Experts” in such Information Circular.

Deloitte LLP

By: /s/ Deloitte LLP[2]

October 30, 2017
Montreal, Quebec, Canada

[2]	CPA auditor, CA, public accountancy permit No. A116207